EXHIBIT 18


March 4, 2006

Office of the Chief Accountant -
SECPS Letter File
Mail Stop 1103
Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

This is to confirm that on March 4, 2006, Kantor, Geisler & Oppenheimer, PA resigned as the auditor of GeneThera, Inc. (Commission File No. 000-27237).

Kantor, Geisler & Oppenheimer, PA's reports on the financial statements of GeneThera, Inc. during the two most recent fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles; with the exception of a "going concern" qualification for the two most recent fiscal years preceding the date hereof.

During the last two fiscal years and the subsequent interim period, there were no disagreements (either material or immaterial) with GeneThera, Inc. on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Kantor, Geisler & Oppenheimer, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

None of the "reportable events" described in Item 304(a)(1)(ii) of Regulation S-K occurred with respect to GeneThera, Inc. within the last two fiscal years and the subsequent interim period to the date of our decision to decline to stand for re-election.

Very truly yours,



/s/ Steven M. Kantor, CPA
KANTOR, GEISLER & OPPENHEIMER, PA


SMK/dl

CC:      Dr. Anthony Milici
         President
         GeneThera, Inc.
         3930 Youngfield Street
         Wheat Ridge, CO  80033